UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/14/2005

RAYONIER INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6780

North Carolina	13-2607329
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

50 North Laura Street
Jacksonville, Florida
32202
(Address of principal executive offices, including zip code)

904-357-9100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 8, 2005, the Compensation and Management Development Committee of the Board of Directors of Rayonier Inc. (the "Company") approved the Rayonier Performance Share Award Program for 2006 under the Company's 2004 Incentive Stock and Management Bonus Plan (the "Program").

Under the Program, certain executives of the Company may receive shares of Rayonier common stock depending upon the Company's total shareholder return ("TSR") performance over a 36-month period beginning January 1, 2006 as compared to the TSR performance over the same period of the companies that comprise the Standard & Poor's Supercomposite Paper and Forest Products Index (the "S&P Index") and the National Association of Real Estate Investment Trust Equity REIT Index (the "NAREIT Index"). Depending upon the Company's quintile ranking versus the companies within each index, with performance against the S&P Index companies weighted 66.67% and performance against the NAREIT Index companies weighted 33.33%, actual awards can range from 50% to 175% of an executive's target award, with no award in respect of fifth quintile performance in an index. Resulting awards, if any, will be paid in January 2009.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Program, which is filed as exhibit 10.1 hereto and is incorporated by reference herein.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYONIER INC.

Date: December 14, 2005	By:	/s/ Hans E. Vanden Noort
Hans E. Vanden Noort
Senior Vice President and Chief Accounting Officer